Exhibit 5.1

January 29, 2007

Unity Wireless Corporation

7438 Fraser Park Drive

Burnaby, British Columbia

Canada  V5J 5B9

Dear Sirs:

Re:	Registration of 206, 542,647 shares of common stock with a $0.001 par value of Unity Wireless Corporation (the “Shares”)

We have acted as special securities counsel to Unity Wireless Corporation, a Delaware corporation, (the “Company”) for the purposes of rendering this opinion in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of the following: (i) 43,960,020 Shares previously issued and currently outstanding (the “Issued Shares”); (ii) 56,485,365 Shares that may be issued upon conversion of convertible notes (the “Conversion Shares”); (iii) 6,266,932 Shares that may be issued upon the conversion of interest on convertible notes (the “Interest Conversion Shares”); and (iv) 99,830,330 Shares that may be issued upon the exercise of share purchase warrants (the “Warrant Shares”).

We have reviewed copies of (i) the Certificate of Incorporation of the Company as amended, (ii) the bylaws of the Company as amended and restated, (iii) the records of proceedings of the Company’s board of directors, including resolutions and minutes of meetings of the board of directors, as provided to us by the Company, (iv) treasury orders issued by the Company to its transfer agent, and (v) original and representative samples of agreements and securities as provided to us by the Company, relating to the above mentioned securities.

We have assumed:  (a)  the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence;  (b) the due and valid execution and delivery of all agreements by the parties thereto, as legal, valid and binding obligations of those parties;  (c) the accuracy and completeness of the records maintained by the Company and any office of public record and of all representations, statements and other matters of fact set out or referred to in certificates or documents received from the Company, its officers and directors and such offices of public record; and  (d) the accuracy of the result of any printed or electronic search of any office of public record and that the information contained therein continues to be accurate as of the date hereof.  We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.  As to the various questions of fact relevant to this opinion, information with respect to which is in the possession of the Company and not otherwise provided to us, we have relied upon certificates, reports or representations of or by an officer or officers of the Company, as the case may be.

We are admitted to practice in the State of New York and the Province of British Columbia, but not in the State of Delaware.  However, we are generally familiar with the General Corporation Law of the State of Delaware (“Delaware Law”) as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation.  Our opinion is limited to the federal laws of the United States of America, and to the limited extent set forth above, Delaware Law.

Based upon and relying upon the foregoing, we are of the opinion that as at the date of this opinion letter:

1.

The Issued Shares are legally issued, fully paid and non-assessable.

2.

The Conversion Shares, Interest Conversion Shares and Warrant Shares will upon issuance in accordance with the terms of the respective instruments governing the right to acquire such securities, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on form SB-2 being filed with the Commission in connection with the offer and sale of the Shares.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

MORTON & COMPANY

/s/ MORTON & COMPANY

Suite 1200 – 750 West Pender Street, Vancouver, B.C.  V6C 2T8 h Website:  www.mortonandco.com
Telephone:  604.681.1194 h Facsimile:  604.681.9652    * A Partnership of Law Corporations